EXHIBIT 95.1

Mine Safety Disclosure

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), each operator of a mine is required to include certain mine safety results in its periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”). Our mining operations are subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (“Mine Act”). Below, we present the following items regarding certain mining safety and health matters for the three months and year ended December 31, 2015:

•

total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under section 104 of the Mine Act for which we have received a citation from MSHA;

•

total number of orders issued under section 104(b) of the Mine Act, which covers violations that had previously been cited under section 104(a) that, upon follow-up inspection by MSHA, are found not to have been totally abated within the prescribed time period, which results in the issuance of an order requiring the mine operator to immediately withdraw all persons (except certain authorized persons) from the mine;

•	total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act;

•

total number of flagrant violations (i.e., reckless or repeated failure to make reasonable efforts to eliminate a known violation of a mandatory health or safety standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury) under section 110(b)(2) of the Mine Act;

•

total number of imminent danger orders (i.e., the existence of any condition or practice in a mine which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated) issued under section 107(a) of the Mine Act;

•	total dollar value of proposed assessments from MSHA under the Mine Act;

•	total number of mining-related fatalities; and

•	total number of pending legal actions before the Federal Mine Safety and Health Review Commission involving such mine.

Southwestern Energy Company
Mine Safety Disclosure
Three Months Ended December 31, 2015
(Unaudited)
(Whole dollars)

			Section 104(d) Citations and Orders					Received Notice of Potential to Have Pattern Under Section 104(e)
	Section 104 S&S Citations	Section 104(b) Orders		Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of Proposed MSHA Assessments(2)	Total Number of Mining Related Fatalities		Legal Actions Pending as of the Last Day of the Periods	Legal Actions Initiated During Period

Operation(1)											Legal Actions Resolved During Period
SWN Production (Arkansas), LLC	0	0	0	0	0	$100	0	0	0	0	0

Total						$100

(1)

The definition of mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine.

(2)

Amounts included are the total dollar value of proposed or outstanding assessments received from MSHA on or before December 31, 2015 regardless of whether the assessment has been challenged or appealed, for alleged violations occurring during the three month period ended December 31, 2015.

Southwestern Energy Company
Mine Safety Disclosure
Year Ended December 31, 2015
(Unaudited)
(Whole dollars)

			Section 104(d) Citations and Orders					Received Notice of Potential to Have Pattern Under Section 104(e)
	Section 104 S&S Citations	Section 104(b) Orders		Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of Proposed MSHA Assessments(2)	Total Number of Mining Related Fatalities		Legal Actions Pending as of the Last Day of the Periods	Legal Actions Initiated During Period

Operation(1)											Legal Actions Resolved During Period
SWN Production (Arkansas), LLC	0	0	0	0	0	$400	0	0	0	0	0

Total						$400

(1)

The definition of mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine.

(2)

Amounts included are the total dollar value of proposed or outstanding assessments received from MSHA on or before December 31, 2015 regardless of whether the assessment has been challenged or appealed, for alleged violations occurring during the year ended December 31, 2015.

In addition, as required by the reporting requirements regarding mine safety included in§1503(a)(2) of the Dodd-Frank Act, the following is a list for the three months and year ended December 31, 2015, of each mine of which we or a subsidiary of ours is an operator, that has received written notice from MSHA of:

(a)

a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under §104(e) of the Mine Act:           None

 (b) the potential to have such a pattern:           None

Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and are sometimes dismissed. The number of citations, orders, and proposed assessments vary by inspector and also vary depending on the size and type of the operation.